Exhibit 99.1

N2OFF: Save Foods Ltd. (100%) Wins Patent Opposition Filed by ECOLAB in Europe

Neve Yarak, Israel, January 15, 2025 (GLOBE NEWSWIRE) — N2OFF, Inc.\ (NASDAQ: NITO) (FSE:80W) (“N2OFF” and the “Company”), a clean tech company engaged in sustainable solutions for energy and agri-tech innovation, announced that its subsidiary Save Foods Ltd. (“Save Foods”) was informed that opposition to its European patent EP2615932 filed by ECOLAB Inc. has been concluded in Save Foods’ favor.

ECOLAB Inc. has the right to appeal this decision to the European Patent Register in by April 9, 2025.

The European patent covers a method of protecting edible matter using a specific performic acid composition, which is a significant part of Save Foods’ proprietary technology and line of commercial solutions. Save Foods’ commercial solutions are proven to extend shelf life of fresh produce while dramatically reducing, by at least 50%, the amount of hazardous pesticides.

According to statista.com The European Market value of crop protection pesticides in Europe in 2021 was 27.73 billion USD , with a forecast of 31.6$ US in 2026 a significant potential target market (https://www.statista.com/statistics/1426103/value-of-the-european-pesticide-market/).

“The favorable outcome for Save Foods is an important development both for Save Foods and N2OFF alike. We believe the decision will help strengthen Save Foods’ position in ongoing negotiations with leading companies across the globe, demonstrating the unique value of Save Foods’ technology,” said David Palach, CEO of N2OFF and a member of the board of directors of Save Foods. “Furthermore, this achievement aligns perfectly with the EU’s efforts to reduce pesticide use in agriculture, offering a sustainable and innovative solution to meet these stringent regulatory goals.”

About Save Foods Ltd.:

an innovative, dynamic company addressing two of the most significant challenges in the agri-food tech industry: food waste and loss and food safety. We are dedicated to delivering integrated solutions for improved safety, freshness and quality, every step of the way from field to fork. Collaborating closely with our customers, we develop new solutions that benefit the entire supply chain and improve the safety and quality of life of both the workers and the consumers alike. Our initial applications are in post-harvest treatments in fruit and vegetable packing houses processing produce including citrus, avocado, pears, apples and mangos.

By controlling and preventing pathogen contamination and significantly reducing the use of hazardous chemicals and their residues, Save Foods treatment not only prolong fresh produce shelf life and reduce food loss and waste, but they also ensure a safe, natural, and healthy product.

For more information visit our website: SAVE FOODS – SAVE FOODS

About N2OFF Inc.:

N2OFF, Inc. (formerly known as Save Foods, Inc.) is a clean tech company engaged in sustainable solutions for energy and innovation for agri- tech. Through its operational activities it delivers integrated solutions for sustainable energy, greenhouse gas emissions reduction and safety, quality solutions for the agri- tech market. NTWO OFF Ltd., N2OFF’s majority-owned Israeli subsidiary, aims to contribute in tackling greenhouse gas emissions, offering a pioneering solution to mitigate nitrous oxide (N2O) emissions, a potent greenhouse gas with 310 times the global warming impact of carbon dioxide. NTWO OFF Ltd., aims to promote agricultural practices that are both environmentally friendly and economically viable. N2OFF recently entered the solar PV market and will provide funding to Solterra Renewable Energy Ltd. for the current project in the total Capacity of 111 MWp, as well as potential future projects. Save Foods Ltd., N2OFF’s majority-owned Israeli subsidiary, focuses on post-harvest treatments in fruit and vegetables to control and prevent pathogen contamination. N2OFF also has a minority ownership in Plantify Foods, Inc., a Canadian company listed on the TSXV that offers a wide range of clean-label healthy food options. For more information on Save Foods Ltd. and NTWO OFF Ltd. visit our website: www.n2off.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties including, but not limited to, the potential appeal by ECOLAB in connection with the matter discussed in this press release, and Save Foods’ ability to effectively leverage the decision discussed in the press release in order to strengthen Save Foods’ position in the European market. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in N2OFF’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contacts:

Michal Efraty

michal@efraty.com